Exhibit 23.2

CONSENT OF ERNST & YOUNG AUDIT
AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Orange Employee Share Offering 2016 of our reports dated February 17, 2015, with respect to the consolidated financial statements of Orange SA, and the effectiveness of internal control over financial reporting of Orange SA, included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG Audit

ERNST & YOUNG Audit

Represented by Charles-Emmanuel Chosson

Paris - La Défense, France
March 8th, 2016